UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2005

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number	)

Two North Riverside Plaza, Suite 1250
Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code	)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 11, 2005, S. Mark Ray resigned from the board of directors of FreightCar America, Inc. (the “Company”), effective as of that date.

On April 6, 2005, S. Carl Soderstrom, Jr. and Robert N. Tidball were appointed to the board of directors of the Company in connection with the Company’s listing on the Nasdaq National Market. Each of Messrs. Soderstrom and Tidball was appointed to the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

Prior to joining the Company’s board of directors, Mr. Soderstrom was employed by ArvinMeritor, Inc. and its predecessor companies from 1986 to 2004 and served as Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. from July 2001 to December 2004. He also held several senior management positions in engineering, quality and procurement at ArvinMeritor, Inc. from February 1998 to July 2001. Prior to joining ArvinMeritor, Inc., Mr. Soderstrom was employed by General Electric Company and the ALCO Controls division of Emerson Electric. Mr. Soderstrom is a member of the board of directors of Lydall, Inc. and serves as a member of the Audit Committee and Chairman of the Corporate Governance Committee of Lydall, Inc.

Prior to joining the Company’s board of directors, Mr. Tidball was the President, CEO and a director of PLM International, Inc. from 1989 to January 2001, after which he retired. From 1986 to 1989, Mr. Tidball served in other senior executive positions at PLM International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: April 12, 2005	By:	/s/ Kevin P. Bagby
Name: Kevin P. Bagby
Title: Chief Financial Officer